CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 333-203797 on Form N-1A of our report dated December 11, 2023, relating to the financial statements and financial highlights of American Funds Retirement Income Portfolio Series, including the American Funds Retirement Income Portfolio - Conservative, American Funds Retirement Income Portfolio - Moderate, and American Funds Retirement Income Portfolio - Enhanced, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

December 22, 2023